UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2011

 Invesco Mortgage Capital Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-151665	26-2749336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Peachtree Street, NE, Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 892-0896

n/a
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)  Appointment of Principal Operating Officer

On March 14, 2011, Invesco Mortgage Capital Inc (the “Company”) appointed Robson J. Kuster as chief operating officer and head of research of the Company, reporting to Richard J. King, the Company's president and chief executive officer. Mr. Kuster, age 37, has served as the Company’s head of research since July 2009. He has also served as head of structured securities research for Invesco Fixed Income at our Manager’s parent, Invesco Ltd., since April 2007. There, Mr. Kuster is responsible for overseeing all structured securities positions across stable value and total return platforms. Additionally, he is closely involved in all structured product development efforts. From September 2002 to April 2007, Mr. Kuster was a credit analyst – structured securities. Prior to joining Invesco Ltd. in 2002, Mr. Kuster served as a credit analyst with Bank One Capital Markets, which he joined in 2000. Mr. Kuster received a Bachelor of Arts in both Economics and American History from Cornell College and a Master of Business Administration from DePaul University. Mr. Kuster is a Chartered Financial Analyst.

As of the time of the filing of this report, the Company has not entered into any material plan, contract or arrangement to which Mr. Kuster is a party or in which he participates, or any material amendment, in connection with the appointment described above. In the event of such a material plan, contract or arrangement, or material amendment, the registrant will file an amendment to this report within four business days thereof.

There is no arrangement or understanding between Mr. Kuster and any other persons pursuant to which Mr. Kuster was selected as chief operating officer. There are no family relationships between Mr. Kuster and any of the Company's directors, executive officers or other key personnel reportable under Item 401(d) of Regulation S-K. There are no related party transactions between the Company and Mr. Kuster reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Mortgage Capital Inc.

By:	/s/ Robert H. Rigsby
Robert H. Rigsby
Vice President and Secretary

Date: March 17, 2011